Exhibit 10.12

GUARANTY BANCSHARES, INC.

FAIR MARKET VALUE STOCK APPRECIATION RIGHTS PLAN

Guaranty Bancshares, Inc. (the “Company”), a Texas corporation and registered bank holding company with its principal office in Mount Pleasant, Texas hereby establishes, effective as of January 1, 2008, the Guaranty Bancshares, Inc. Fair Market Value Stock Appreciation Rights Plan (the “Plan”) to give Participants (as defined below) the opportunity to share in the growth of the Company and its Subsidiaries.

SECTION 1: DEFINITIONS

“Bank” means Guaranty Bond Bank, a Texas banking association with its home office in Mount Pleasant, Texas, a subsidiary of the Company.

“Beneficiary” means the person(s), entity or entities described in Section 8.

“Board” means the Board of Directors of the Company.

“Cause” means: (i) a Participant’s misconduct, negligence, or failure to perform his duties to the applicable Company or Subsidiary as a person of ordinary and reasonable prudence would if such failure causes harm or substantial risk of harm to the applicable Company or Subsidiary; (ii) fraud, violation of the rules of behavior, a felony or crime of moral turpitude, lies or material misrepresentations to the applicable Company or Subsidiary; (iii) participation in kickbacks; (iv) the Participant’s inability to perform essential functions of the job after accommodation or leave are applied to the extent required by law; or (v) a failure to abide by the terms of any policy relating to employee conduct, all as determined by and at the discretion of the Board or the Chief Executive Officer of the Bank (or his designee).

“Change of Control” means a change in the ownership of the Company whereby a person acquires, directly or indirectly, ownership of a number of shares of capital stock of the Company which, together with capital stock already held by such person, constitutes more than 50% of the total fair market value or of the combined voting power of the Company’s outstanding capital stock; but if a person already owns more than 50% of the total fair market value or of the combined voting power of the Company’s outstanding capital stock, the acquisition of additional capital stock by such person is not considered a Change of Control of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Guaranty Bancshares, Inc., a Texas corporation.

“Committee” means the Executive Compensation Committee of the Board, or, if there is no such committee, the Board, or their appointee(s).

“Disability” means the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of more than 12 months.

“Effective Date” means January 1, 2008.

“Eligible Employee(s)” means any Employee who is identified by the Committee, in its sole discretion, to participate in this Plan.

“Employee” means an employee of the Company, Bank or a Subsidiary.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Fair Market Value” means the per share value of the Stock determined by any valuation method determined by the Company in its sole discretion, including by an independent third-party appraiser, provided that the valuation method selected is reasonable and consistently applied in good faith. Notwithstanding the foregoing, in the event of a Change of Control, the Fair Market Value shall be the per share purchase price paid by the acquiror for the Company in the transaction giving rise to the Change of Control.

“Grant Date” means the date that a SAR is awarded to a Participant pursuant to an Award Agreement (as defined in Section 3(a)).

“Initial Value” means the initial value of the SAR or the Grant Date, as set forth in the applicable Award Agreement.

“Normal Retirement Age” means age 65.

“Participant” means each Eligible Employee who is granted Stock Appreciation Rights pursuant to the terms of this Plan.

“Plan” means this Guaranty Bancshares, Inc. Fair Market Value Stock Appreciation Rights Plan, as set forth in this document and any amendments.

“Plan Year” means the calendar year.

“SAR Value” means (1) the Fair Market Value on the date of determination, minus (2) the Initial Value. The SAR Value determined by subtracting (2) from (1) is subject to adjustment pursuant to Section 5(c).

“Stock” means the common stock of the Company.

“Stock Appreciation Right(s)” or “SAR(s)” means the right(s) granted to each Participant pursuant to the terms of Section 4 to be paid the SAR Value.

“Subsidiary” or “Subsidiaries” means the subsidiary entities that are owned, from time to time, by the Company and/or the Bank, as applicable.

“Termination of Employment” means a person’s ceasing to be an Employee by reason of a separation from service from the Company, the Bank or any Subsidiary for any reason.

SECTION 2: ADMINISTRATION

(a) Company Duties. The Company will, upon request or as may be specifically required under this Plan, furnish or cause to be furnished all of the information or documentation in its possession or control which is necessary or required by the Committee to perform the Committee’s duties and functions under this Plan.

(b) Powers of Committee. The Committee has sole and exclusive authority and responsibility for administering, construing, and interpreting this Plan. The Committee has all powers and discretion as may be necessary to discharge its duties and responsibilities under this Plan, including, the power to: (i) interpret or construe this Plan; (ii) make rules and regulations for the administration of this Plan; (iii) determine all questions of eligibility, status, and other rights of Participants, Beneficiaries, and other persons; (iv) determine the amount, manner, and time of the payment of any benefits under this Plan; and (v) resolve any dispute that may arise under this Plan involving Participants or Beneficiaries. The Committee may engage agents to assist it and may engage legal counsel, who may be counsel for the Company or Bank. The Committee will not be responsible for any action taken or not taken on the advice of such counsel.

Any action on matters within the discretion of the Committee are final and conclusive as to all persons affected. The Committee will at all times endeavor to exercise its discretion in a non-discriminatory manner.

No Committee member will vote or act upon any matter involving his own rights, benefits, or other participation under this Plan; but if all Committee members are disqualified under this paragraph with regard to one or more matters, the Board will appoint a disinterested person(s) to serve as the Committee with regard to such matters.

(d) Bond and Expenses of Committee. The Committee is to serve without bond unless state or federal law require otherwise, in which event the Company will pay the premium on such bond. The expenses of the Committee will be paid by the Company. Such expenses include all expenses incident to the functioning of the Committee, including, fees of accountants, counsel, and other specialists, and other costs of administering this Plan.

(e) Committee Records and Reports. The Committee will maintain adequate records of all of its proceedings and acts and all such books of account, records, and other data as may be necessary for administration of this Plan.

(f) Reliance on Tables. In administering this Plan, the Committee is entitled, to the extent permitted by law, to rely conclusively on all tables, valuations, certificates, opinions, and that which are furnished by accountants, legal counsel, or other experts employed or engaged by or on behalf of the Committee.

(g) No Liability. No member of the Committee will be liable for any action taken or omitted to be taken by him or by any other member of the Committee with respect to this Plan, and to the extent of liabilities not otherwise insured under a policy purchased by the Company, the Company will indemnify defend and hold harmless any member of the Committee with respect to any liabilities asserted or incurred in connection with the exercise and performance of the Committee’s powers and duties hereunder, unless such liabilities are judicially determined to have arisen out of such member’s gross negligence, fraud, or bad faith. Such indemnification shall include attorneys’ fees and all other costs and expenses reasonably incurred in defense of any action arising from such act or omission. Nothing herein is deemed to limit the Company’s ability to insure itself with respect to its obligations hereunder.

SECTION 3: PARTICIPANTS

(a) Participation. An Eligible Employee becomes a Participant upon delivery by the Committee to the Participant of an award agreement (“Award Agreement”) after the Participant’s selection to participate in this Plan. Upon the Eligible Employee’s acknowledgement, execution and delivery of the Award Agreement to the Committee, the Eligible Employee will be a Participant in this Plan.

(b) Agreement to Be Bound. By executing the Award Agreement, each Participant will for all purposes be deemed conclusively to have agreed to the terms of this Plan and to all amendments to this Plan.

SECTION 4: STOCK APPRECIATION RIGHTS

The Committee will grant Stock Appreciation Rights under this Plan to those Eligible Employees selected by the Committee to participate in this Plan for each calendar year, as determined in the Committee’s sole discretion. The decisions regarding selection of Eligible Employees to participate in this Plan and the Stock Appreciation Rights to be awarded under this Plan are final and not subject to any right of appeal. The award of Stock Appreciation Rights does not entitle the Participants to any voting rights or any other shareholder rights with respect to such Stock Appreciation Rights. Nothing in this Plan is intended to grant any Participant a right to receive any Stock or to confer shareholder rights upon any Participant.

SECTION 5: VESTING AND VALUATION ADJUSTMENTS

(a) Vesting. A Stock Appreciation Right will vest at the time(s) set forth in the Award Agreement. Notwithstanding the preceding, Stock Appreciation Rights will be fully vested upon the earliest of: (i) the Participant’s attainment of Normal Retirement Age, (ii) the Participant’s Termination of Employment due to death or Disability, or (iii) a Change of Control.

(b) Forfeiture. Notwithstanding any other Plan provision to the contrary, all Stock Appreciation Rights will be immediately terminated and forfeited upon a Participant’s Termination of Employment for Cause.

(c) Stock Splits. If a Stock split is declared, a Participant’s Stock Appreciation Right will be adjusted to reflect the total number of shares of Stock outstanding after the declaration of the Stock split.

SECTION 6: PAYMENT OF SAR VALUE

Payment of Stock Appreciation Rights. Except as provided herein or in an Award Agreement, vested SARs may be exercised by the Participant at any time by written notification to the Chief Executive Officer of the Company. Upon the Participant’s exercise of the SAR, the SAR Value will be paid to the Participant in a single lump-sum payment within 30 days following the date the Participant exercised the SAR; provided, however, that all vested and unexercised SARs must be exercised within 30 days following the Participant’s termination of employment. The payment of the SAR Value to any person will be in full satisfaction of all claims under this Plan and all applicable Award Agreements, and the Company and the Committee may require such person, as a condition to receiving payment, to sign and deliver to the Company a receipt and a release of any and all claims under the Plan therefor in such form as determined by the Committee, in its sole discretion.

SECTION 7: SOURCE OF PAYMENT

Payment of the SAR Value pursuant to the terms of this Plan will be made from the general assets of the Company. No special or separate fund or segregation of assets will be made to assure such payment in such a way as to make this Plan a “funded” plan for purposes of ERISA or the Code. The Company may, in its sole discretion, establish a bookkeeping reserve to meet its obligations under this Plan. For purposes of the Code, the Company intends this Plan to be an unfunded and unsecured promise by the Company to pay in the future.

Nothing contained in this Plan creates a funded trust of any kind, and nothing contained in this Plan, nor any action taken pursuant to the provisions of this Plan, creates a fiduciary relationship between the Company, on the one hand, and a Participant, Beneficiary, Employee, or other person, on the other hand. To the extent that any person acquires a right to receive payment from the Company under this Plan, such right is no greater than the right of any unsecured general creditor of the Company.

SECTION 8: DESIGNATION OF BENEFICIARIES

(a) Designation by Participant. A Participant’s written designation of one or more persons or entities as his Beneficiary will designate the Participant’s Beneficiary under this Plan. The Participant may submit to the Chief Executive Officer of the Company a copy of a fully executed Beneficiary designation on a form supplied by the Company. The last such designation received by the Chief Executive Officer of the Company will be controlling, and no designation, or change or revocation of a designation shall be effective unless received by the Chief Executive Officer of the Company prior to the Participant’s death.

(b) Lack of Designation or Void Designation. If: (i) no Beneficiary designation is in effect at the time of a Participant’s death; (ii) no Beneficiary survives the Participant; or (iii) the otherwise applicable Beneficiary designation conflicts with applicable law, the Participant’s estate will be deemed to be the Beneficiary. The Committee may direct the Company to retain any unpaid Stock Appreciation Rights, without liability for any interest, until all rights to the unpaid Stock Appreciation Rights are determined. Alternatively, the Committee may direct the Company to pay the value of Stock Appreciation Rights into any court of competent jurisdiction. Any such payment will completely discharge the Company of any liability under this Plan.

SECTION 9: AMENDMENT AND TERMINATION OF PLAN

(a) Amendment With Consent. This Plan may be amended by the Company in its sole discretion, but no amendment will reduce the benefit to which any Participant under this Plan is or may become entitled.

(b) Termination of Plan. The Company may terminate this Plan at any time. If the Company terminates this Plan under this Section 9(b), Participants shall become fully vested in their Stock Appreciation Rights. Payment of the fully vested SAR Value will be made within 30 days following the date the Plan is terminated.

SECTION 10: GENERAL PROVISIONS

(a) No Assignment. During the Participant’s lifetime, a Stock Appreciation Right may be paid only to the Participant or his legal representative. No assignment or transfer of a Stock Appreciation Right, whether voluntary or involuntary, by operation of law or otherwise, except a transfer by will or by the laws of descent or distribution, or as the Committee may, in its sole discretion, deem proper, will vest in the assignee or transferee any interest or right whatsoever in a Stock Appreciation Right. Notwithstanding any provision in this Plan to the contrary, the Participant may designate a beneficiary in accordance with Section 8.

(b) Incapacity. If the Committee finds that any Participant or Beneficiary is unable to care for his affairs because of illness or accident, or is a minor, any payment due will be made to the duly appointed guardian or other legal representative. Any such payment will be a complete discharge of the liabilities of the Company under this Plan as to the amount paid.

(c) Information Required. Each Participant will provide the Committee with such pertinent information concerning himself and his Beneficiary as the Committee may request, and no Participant or Beneficiary or other person will have any rights or be entitled to any benefits under this Plan unless such information has been provided by, or with respect to, the Participant.

(d) Participant Communications. All designations, requests, notices, instructions and other communications from a Participant, Beneficiary, or other person to the Committee required or permitted under this Plan must be in such form as is prescribed from time to time by the Committee, must be mailed by first-class mail or delivered to such location as may be specified by the Committee, and will be deemed to have been given and delivered only upon actual receipt by the Committee at such location.

(e) Notices by Committee. All notices, statements, reports and other communications from the Committee to any Employee, Eligible Employee, Participant, Beneficiary or other person required or permitted under this Plan will be deemed to have been duly given when delivered to, or when mailed first-class mail, postage prepaid and addressed to, such person at the address last appearing on the records of the Bank or the Company.

(f) No Employment Rights. Neither this Plan, nor any action taken under this Plan, is to be construed as giving to any person the right to be retained in the employ of any of the Company, the Bank, or any affiliate of the Company or the Bank or as affecting the right of the Company, the Bank or any affiliate of the Company or the Bank to dismiss any Employee at any time, with or without Cause.

(g) Withholding of Taxes. The Company, the Bank or the applicable Subsidiary will deduct from any cash distributed pursuant to this Plan any amounts required to be paid or withheld with respect to Federal or state taxes. By participation in this Plan, each Participant agrees to all such deductions.

(h) Interpretations and Adjustments. To the extent permitted by law, an interpretation of this Plan and a decision on any matter within the Committee’s discretion made in good faith is binding on all persons.

(i) Severability. In case any one or more of the provisions contained in this Plan are invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions in this Plan will not in any way be affected or impaired.

(j) Arbitration. Any legal or equitable claims or disputes arising out of or in connection with this Plan or any Award Agreement entered into under this Plan will be resolved by binding arbitration. The arbitration proceedings will be conducted in Mount Pleasant, Texas in accordance with the Employment Dispute Resolution Rules (“EDR Rules”) of the American Arbitration Association (“AAA”) in effect at the time a demand for arbitration is made. Participant is entitled to representation by an attorney throughout the proceedings at his own expense; but the Company agrees not to use an attorney in the arbitration hearing if the Participant agrees to the same.

One arbitrator will be used and is to be chosen by mutual agreement of the parties. If, within 30 days after the Participant notifies the Company of an arbitrable dispute, no arbitrator has been chosen, an arbitrator will be chosen from a list or lists of proposed arbitrators submitted by the AAA pursuant to its EDR Rules, except that: (i) the number of peremptory strikes shall not be limited; and (ii) if the parties fail to select an arbitrator from one or more lists within 60 days after the Participant notifies the Company of an arbitrable dispute, the AAA will appoint the arbitrator. The arbitrator will coordinate, and limit as appropriate, all pre-arbitral discovery, which includes document production, information requests, and depositions. The arbitrator will issue a written decision and award stating the reasons therefor. The decision and award will be final and binding on both parties; including any heirs and/or executors of the Participant and successors and/or assigns of the Committee. The costs and expenses of the arbitration will be borne evenly by the parties.

(k) Choice of Law. This Plan and all rights under this Plan are to be governed by and construed in accordance with the laws of the State of Texas. Venue for any action commenced regarding this Plan will lie exclusively in Titus County, Texas.

(1) Rules of Construction. The descriptive headings in this Plan are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Plan. Each use herein of the masculine, neuter or feminine gender will be deemed to include the other genders. Each use herein of the plural will include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense.

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IN WITNESS WHEREOF, the Company has executed this Plan to be effective as of the 1st day of January 2008.

GUARANTY BANCSHARES, INC.

By:	/s/ Tyson T. Abston

Print Name:	Tyson T. Abston

Title:	President